                                 SCHEDULE 14A

                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       INTEGRATED CIRCUIT SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                 [LOGO OF ICS]

                         2435 Boulevard of the Generals
                         Norristown, Pennsylvania 19403

                               ----------------

                    Notice of Annual Meeting of Shareholders

                               ----------------

To the Shareholders of Integrated Circuit Systems, Inc.:

   You are cordially invited to attend the Annual Meeting of Shareholders of Integrated Circuit Systems, Inc. (the "Company"), which will be held at 10:00 a.m., Pacific Standard Time, on November 15, 2000, at the Company's offices located at 525 Race Street, San Jose, California for the following purposes:

     1. To approve an amendment to the Company's articles of incorporation increasing the number of classes on the Board of Directors from two to three;

     2. To elect two directors of the Company for a three-year term; and

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   Only holders of the Company's Common Stock at the close of business on September 27, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

   Your vote is important. You are cordially invited to attend the meeting in person. Even if you plan to attend the Annual Meeting, I urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope in order to be certain your shares are represented at the meeting. If you decide to attend the meeting and wish to vote in person, you may revoke your proxy by written notice at that time.

                                          By Order of the Board of Directors

                                          /s/ Justine F. Lien

                                          Justine F. Lien
                                          Chief Financial Officer and
                                           Corporate Secretary

Norristown, Pennsylvania

October 18, 2000

                        INTEGRATED CIRCUIT SYSTEMS, INC.
                         2435 Boulevard of the Generals
                              Norristown, PA 19403

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                        Meeting Date: November 15, 2000

   This Proxy Statement is being sent to shareholders on or about October 18, 2000 in connection with the solicitation of proxies by the Board of Directors of Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company" or "ICS"). This Proxy Statement and the accompanying proxy card relate to the 2000 Annual Meeting of the Shareholders of the Company, which will be held on November 15, 2000, commencing at 10:00 a.m., in the Company's San Jose facilities at 525 Race Street, San Jose, California, and at any meetings held upon adjournment or postponement thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on September 27, 2000 (the "Record Date"). Only holders of record of the Company's Common Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

   A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the annual Meeting. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for approval of the proposals to: (i) approve an amendment to the Company's Articles of Incorporation increasing the number of classes on the Board of Directors from two to three; and (ii) elect two members of the Board of Directors for a three-year term.

   At the Record Date, there were approximately 64,559,111 Shares of the Company's Common Stock issued and outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date.

   Holders of the Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting. The approval of any proposal that may properly come before the Annual Meeting, including the proposed amendment to the Company's Articles of Incorporation, requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Shareholders are not entitled to cumulative voting in the election of directors. In the election of directors, the nominees who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock will be elected as directors. Unless instructed otherwise, the shares represented by proxies given to management will be voted for the proposal described herein and for the recommended nominees for the Board of Directors as set forth herein, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting.

   The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations.

                           FREQUENTLY ASKED QUESTIONS

What am I voting on?

   An amendment of the Company's Articles of Incorporation to increase the number of Classes of Directors to three, and the election of two directors to the newly established Class III for a three-year term (Mr. Hock E. Tan and Dr. Nam P. Suh).

Who is entitled to vote?

    Shareholders as of the close of business on the Record Date of September 27, 2000, are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the Record Date, including shares:

   .  Held directly in your name as the "shareholder of record"

   .  Held for you in an account with a broker, bank, or other nominee

How do I vote by proxy?

   If you are a shareholder of record, you may vote your proxy by mail. Sign and date each proxy you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the amendment of the Articles of Incorporation described below under Proposal No. 1, FOR the election of the two nominees for director listed below under Proposal No. 2, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or the officer or agent of a company or partnership), you should indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all the owners.

   You have the right to revoke your proxy any time before the Annual Meeting by notifying the Company's Secretary in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the Annual Meeting.

How do I vote in person?

   If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I vote my shares that are held by my broker?

   If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and Internet.

What does it mean if I receive more than one proxy card?

   It means that you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each card.

Who will count the votes?

   Representatives of StockTrans, Inc. will tabulate the votes and act as independent inspectors of election. Carl M. Durham, Jr. will act as the judge of election at the Annual Meeting.

What constitutes a quorum?

   A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Annual Meeting.

How many votes are needed for approval of each item?

   Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the two nominees receiving the most votes will be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the two Director nominees unless the proxy contains instructions to the contrary. Instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. However, such action will not reduce the number of votes otherwise received by the nominees.

   Approval of the amendment to the Company's Articles of Incorporation described in Proposal No. 1 below requires an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

   For these proposals, abstentions and broker non-votes are not considered votes cast and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting. (A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions.) Any other proposal that may properly come before the Annual Meeting will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not be counted either for or against the proposal.

                                 PROPOSAL NO. 1

                    CHANGES TO CLASSIFIED BOARD OF DIRECTORS

   Article Eleven of the Amended and Restated Articles of Incorporation and the Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of six members, classified into two classes as follows: Henry I. Boreen, Prescott Ashe and David Dominik constitute a class with a term which expires at the 2001 Annual Meeting of Shareholders (the "Class I Directors"); and Hock E. Tan, Michael A. Krupka and John Howard constitute a class with a term expiring at the 2002 Annual Meeting of Shareholders (the "Class II Directors"). The Board is proposing to stagger the terms of the members of the Board in three classes, with each member serving three years therein, unless otherwise agreed by the Board of Directors. Upon approval of this amendment, the members of the Board of Directors will be as follows: Class I Directors will be Henry I. Boreen, Prescott Ashe and David Dominik; Class II Directors will be Hock E. Tan (unless he is elected to Class III at the Annual Meeting, in which event he will resign from Class II), Michael A. Krupka and John Howard; and the new Class III Directors shall be elected at the Annual Meeting upon approval of the amendment, and their term shall expire in 2003.

   The Board of Directors believes that the foregoing proposal, seeking to amend the Company's Articles of Incorporation to change the current classification of the Board of Directors (the "Classified Board Amendment") would promote continuity of membership and stability of management and policies. Although the Board of Directors is not aware of, and has not encountered, difficulties in the past with respect to continuity and stability, the Board of Directors believes the Classified Board Amendment would decrease the likelihood of such difficulties in the future. Absent the removal or resignation of directors, two annual elections would be required to replace a majority of a classified Board of Directors and effect a forced change in the business and affairs of the Company. The proposed amendment may therefore discourage an individual or entity from acquiring a significant position in the stock of the Company with the intention of obtaining immediate control of the Board of Directors.

   The Classified Board Amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. If adopted, the Classified Board Amendment also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. In addition, if the Classified Board Amendment could discourage accumulations of large blocks of the Company's stock and fluctuations in the market price of the Company's stock caused by such accumulations; as a consequence, shareholders could be deprived of certain opportunities to sell their shares at temporarily higher prices.

   The Classified Board Amendment would make more difficult, or even discourage, a proxy contest or the assumption of control of the Company by a holder of a substantial block of the Company's outstanding shares. The Classified Board Amendment would also prevent the removal of incumbent directors and/or the change of control of the Board of Directors and could have the effect of entrenching incumbent management. At the same time, the Classified Board Amendment would ensure that the Board of Directors and management, if confronted by a surprise proposal from a third party who had acquired a block of the Company's stock, would have time to review the proposal and appropriate alternatives to the proposal and possibly to attempt to negotiate a better transaction. The Board of Directors believes the Classified Board Amendment would reduce the possibility that a third party could effect a sudden or surprise change in control of the Board of Directors without the support of the then incumbent Board of Directors.

   The Board of Directors believes that, if a takeover bidder purchased a significant or controlling interest in the Company, the bidder's ability to remove the Company's directors and obtain control of the Board, and even remove the Company's management, would severely curtail the Company's ability to negotiate effectively with that party. The threat of obtaining control of the Board of Directors would deprive the Board of the time and information necessary to evaluate the proposal or transaction, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving the Company.

   The Board of Directors is asking shareholders to consider and adopt the Classified Board Amendment to discourage undesirable forced transactions that involve an actual or threatened change of control of the Company. The Classified Board Amendment is designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal, particularly a proposal that does not contemplate the acquisition of all the Company's outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Company. The Board of Directors believes that the Classified Board Amendment would encourage any person intending to attempt such a takeover or restructuring to try first to negotiate with the Board and management of the Company and that the Board and management would therefore be better able to protect the interests of all shareholders.

   An affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to change the current classification of the Board of Directors. The Board of Directors recommends that you vote FOR this amendment to the Articles of Incorporation to reclassify the Board of Directors, as it would serve the best interests of our Company and its shareholders.

                                 PROPOSAL NO. 2

                             ELECTION OF DIRECTORS

   In the event that Proposal 1 is not approved, no directors will be elected at the Annual Meeting. In the event Proposal 1 is approved, the Board of Directors will be divided into three classes with the directors of one class standing for election each year for a three-year term. The shareholders are requested to vote for two nominees to serve as directors in Class III whose terms will expire at the 2003 Annual Meeting of Shareholders.

The two nominees are Hock E. Tan (who, upon election, shall resign from his current position as a Class II Director) and Nam P. Suh, and each named nominee has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve his term as director if elected. If any nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

   A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a Director. The Board of Directors recommends that you vote FOR Messrs. Tan and Suh, as such would serve the best interests of our Company and its shareholders.

Biographical Information

   The following sets forth brief biographical information for each director and executive officer of Integrated Circuit Systems, Inc. All directors of the Company hold office their respective terms and until their successors have been elected and qualified.

   Hock E. Tan began serving as Chief Executive Officer and President after the recapitalization in May 11, 1999. Mr. Tan joined us in August 1994 and was appointed as Senior Vice President and Chief Financial Officer in February 1995. In April 1996, Mr. Tan was appointed to the additional post of Chief Operating Officer. Before joining our company, Mr. Tan was Vice President of Finance of Commodore International, Ltd. from 1992 to 1994. Mr. Tan has served as Managing Director of Pacven Investment, Ltd. from 1988 to 1992 and was Managing Director of Hume Industries (M) Ltd. from 1983 to 1988. His career also includes senior financial positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan holds an M.B.A. from Harvard Business School and an M.S. in Mechanical Engineering from Massachusetts Institute of Technology. Mr. Tan currently serves as a member of Class II of the Board of Directors, and his current term expires at the annual meeting in 2002. Mr. Tan is running for a position on the Class III Board of Directors that will expire at the annual meeting in 2003.

   Justine F. Lien was appointed Chief Financial Officer after the recapitalization on May 11, 1999 and has been with us since 1993. She has held titles including Director of Finance and Administration and Assistant Treasurer. Prior to joining us, Ms. Lien was employed by Smith Industries in various finance capacities. Ms. Lien holds a B.A. degree in Accounting and Economics from Immaculata College and is a Certified Management Accountant.

   Lewis C. Eggebrecht was appointed Vice President and Chief Scientist in 1998 and possesses over 30 years of experience in the integrated circuit and personal computer industries. Prior to his employment with us, Mr. Eggebrecht was Chief Architect for the Multimedia Products Group at Philips Semiconductor from 1996 to 1998. Mr. Eggebrecht was a senior engineer at S3 in 1996 and was a Vice President and Chief Scientist at our company from 1994 to 1996. Mr. Eggebrecht also held senior engineering positions at Commodore International, Franklin Computer and IBM. Mr. Eggebrecht holds numerous patents and industry awards and has authored over 25 articles for a variety of technical publications. Mr. Eggebrecht holds a B.S.E.E. degree from the Michigan Technological University and has accomplished advanced degree work at the University of Minnesota.

   Henry I. Boreen has been a director since December 1984. He served as Interim Chief Executive officer from March 1998 through October 1998. Since 1984, Mr. Boreen has been a principal of HIB International. From 1989 to January 1998, Mr. Boreen has also served as chairman of AM Communications, Inc., a manufacturer of telecommunications equipment. Mr. Boreen has over 35 years of experience in the integrated circuits industry and was the founder and chairman of Solid State Scientific, a semiconductor manufacturer. Mr. Boreen's currently serves as a member of Class I of the Board of Directors, and his current term expires at the annual meeting in 2001.

   David Dominik is a co-founder and managing director of Golden Gate Capital, Inc. He was a managing director of Bain Capital, Inc. from 1990 until March 2000. Previously, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies, and assistant to the chairman of Genzyme Corporation, a biotechnology firm. From 1982 to 1984, he worked as a management consultant at Bain & Company. Mr. Dominik also serves as a director of ChipPAC, Inc., DDi Corp. and OneSource. Mr. Dominik currently serves as a member of Class I of the Board of Directors, and his current term expires at the annual meeting in 2001.

   Michael A. Krupka joined Bain Capital in 1991 and has been a Managing Director since 1997. Prior to joining Bain Capital, Mr. Krupka spent several years as a management consultant at Bain & Company where he focused on technology and technology-related companies. In addition, he has served in several senior operating roles at Bain Capital portfolio companies. Mr. Krupka currently serves on the board of directors of Sealy Corporation. Mr. Krupka currently serves as a member of Class II of the Board of Directors, and his current term expires at the annual meeting in 2002.

   Prescott Ashe is a co-founder and managing director of Golden Gate Capital, Inc. He was a principal at Bain Capital, Inc. from June 1998 until March 2000. He was an associate at Bain Capital, Inc. from 1992 until 1998. Prior to that, he was an analyst at Bain Capital, Inc. and a consultant at Bain & Company. Mr. Ashe also serves as a director of ChipPAC, Inc., DDi Corp. and SMTC Corporation. Mr. Ashe currently serves as a member of Class I of the Board of Directors, and his current term expires at the annual meeting in 2001.

   John D. Howard joined Bear Stearns in March of 1997 to develop and build its Merchant Banking business. He is a Senior Managing Director of Bear Stearns and Head of Merchant Banking. Prior to joining Bear Stearns, Mr. Howard founded Gryphon Capital Partners, a private investment firm. From 1990 to 1996, he was co-Chief Executive Officer of Vestar Capital Partners, Inc., a private investment firm specializing in management buyouts. In addition, Mr. Howard was a Senior Vice President and partner of Wesray Capital Corporation, one of the foremost private equity sponsors and a pioneer of leveraged buyouts, from 1985 to 1990. Formerly, Mr. Howard was a Vice President in the mergers and acquisitions group of Bear Stearns. Mr. Howard currently serves as a member of Class II of the Board of Directors, and his current term expires at the annual meeting in 2002.

   Nam P. Suh is currently the Head of the Department of Mechanical Engineering and the Director of the Manufacturing Institute at the Massachusetts Institute of Technology (MIT). He has been with the MIT faculty since 1970 and during said time he was the Founding Director of the MIT Laboratory for Manufacturing and Productivity, Founder and Director of the MIT-Industry Polymer Processing Program, Head of the Mechanics and Material Division of the Mechanical Engineering department, and a member of the Engineering Council of MIT. Between 1984 and 1988, he was appointed in charge of engineering at the National Science Foundation, for which he received the Foundation's Distinguished Service Award. He has authored over 230 papers, four books, and holds over forty patents. Dr. Suh holds an S.B and M.B from MIT, and he received a Ph.D. from Carnegie Mellon University. Dr. Suh, if elected, will serve as a member of Class III of the Board of Directors, and his term will expire at the annual meeting in 2003.

Compensation Committee Interlocks and Insider Participation.

   During the last fiscal year, our Board of Directors did not have a Compensation Committee. Consequently, the entire Board of Directors participated in deliberations concerning executive officer compensation. Mr. Tan is a member of the Board of Directors and is our President and Chief Executive Officer. Mr. Boreen is a member of the Board of Directors and is a former officer of the Company.

   On May 11, 1999, we entered into a consulting agreement with Henry Boreen, a board member, for consulting services. The agreement provided for us to pay Mr. Boreen $350,000 per year in monthly installments. The consulting agreement was terminated by mutual consent of the parties in connection with our May 2000 initial public offering, and proceeds of the initial public offering were used to pay Mr. Boreen a fee of $350,000.

Committees and Meetings of the Board of Directors

   During the year ended July 1, 2000, the Board of Directors met nine times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and committees of the Board on which he served.

   The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reports to the Board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The Audit Committee, which is required to consist of a majority of directors not otherwise affiliated with ICS, consists of Henry Boreen and John Howard, and, if elected to the Board of Directors, will also include Dr. Suh. As the Audit Committee was finalized in September 2000, it did not meet during the year ended July 1, 2000. The Compensation Committee reviews and makes recommendations to the Board regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee, which is required to consist of at least two non-employee directors (as defined in Rule 16b-3 under the Exchange Act), consists of John D. Howard and Michael A. Krupka.

                             EXECUTIVE COMPENSATION

   The following table sets forth for the fiscal years ended July 1, 2000, July 3, 1999 and June 27, 1998, the compensation paid by the Company to those persons who were at any time during the last completed fiscal year, the Company's chief executive officer, and its next most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000 for the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                     Long Term Compensation
                                                     -----------------------
                                 Annual Compensation         Awards
                                 ------------------- -----------------------
                                                     Restricted  Securities
                                                       Stock     Underlying   All Other
   Name and Principal     Fiscal  Salary     Bonus    Award(s)  Options/SARs Compensation
        Position           Year     ($)     ($)(1)      ($)         (#)         ($)(2)
   ------------------     ------ --------- --------- ---------- ------------ ------------
Hock E. Tan(3)..........   2000    262,556   252,000    --          84,710      57,897
Chief Executive Officer,   1999    232,565    70,560    --       1,195,206       5,254
President and Director     1998    209,997   168,000    --             --        5,254

Justine F. Lien(4)......   2000    149,172   112,278    --             --       26,855
Chief Financial Officer    1999    103,931    39,403    --         525,202       5,497
and Vice President         1998     89,803    38,610    --           6,777       5,158

Lewis C. Eggebrecht.....   2000    195,618   105,483    --             --       37,343
Chief Scientist and Vice   1999    180,560    80,490    --         677,680       4,275
President                  1998     78,923    84,857    --         169,420         454

--------
(1) Includes cash bonuses for services rendered in the applicable fiscal year.
(2) Includes amounts contributed by the Company (i) under the Company's 401(k) Plan as follows: Mr. Tan--$6,350 for 2000, $4,750 for 1999, and $4,750 for
    1998; Ms. Lien--$6,522 for 2000, $5,245 for 1999 and $4,931 for 1998; Mr.
    Eggebrecht--$6,897 for 2000, $3,821 for 1999 and $0 for 1998; (ii) for
    premiums for a life insurance policy as follows: Mr. Tan--$504 for 2000, $504 for 1999 and $504 for 1998; Ms. Lien--$353 for 2000, $252 for 1999 and
    $227 for 1998; Mr. Eggebrecht $476 for 2000, $454 for 1999 and $454 for
    1998; (iii) for deferred compensation agreements as follows: Mr. Tan-- $51,043 for 2000, Ms. Lien--$19,980 for 2000; and Mr. Eggebrecht--$29,970
    for 2000.
(3) Mr. Tan was appointed Chief Executive Officer and President at the close of the recapitalization on May 11, 1999.
(4) Ms. Lien was appointed Chief Financial Officer and Vice President at the close of the recapitalization on May 11, 1999.

     The following table sets forth the option grants during the fiscal year ended July 1, 2000 for the individuals named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                         Individual Grants
                         ------------------
                                                                       Potential Realizable
                                                                         Value at Assumed
                                 % of Total                              Annual Rates of
                                  Options                                  Stock Price
                                 Granted to Exercise Grant               Appreciation for
                                 Employees  Or Base   Date                Option Term(1)
                         Options In Fiscal   Price   Market Expiration ---------------------
     Name                Granted    Year     ($/Sh)  Price     Date     5% ($)     10% ($)
     ----                ------- ---------- -------- ------ ---------- ---------- ----------
Hock E. Tan............. 56,473     4.4%      0.96    0.96   01/25/10      34,170     86,592
                         28,237     2.2%      1.75    0.96   01/25/10         --      20,964

Justine F. Lien.........    --      --         --      --         --          --         --

Lewis C. Eggebrecht.....    --      --         --      --         --          --         --

     The following table sets forth aggregate option exercises during the fiscal year ended July 1, 2000 and fiscal year-end option values for the individuals named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                         Number of
                                                   Securities Underlying Value of Unexercised
                                                    Unexercised Options  In-the-Money Options
                                                   At Fiscal Year End(#)    at FY-End ($)
                            Shares                 --------------------- --------------------
                         Acquired on     Value         Exercisable/          Exercisable/
     Name                Exercise (#) Realized ($)     Unexercisable        Unexercisable
     ----                ------------ ------------ --------------------- --------------------
Hock E. Tan.............   389,534      $364,643      269,253/656,503    4,391,108/10,309,491
Justine F. Lien.........   152,478      $ 15,842      115,498/254,131    1,885,068/4,181,487
Lewis C. Eggebrecht.....   228,717      $ 23,764      152,069/317,664    2,479,138/5,226,865

Compensation of Directors

   The Company reimburses members of the Board of Directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, the Company may compensate independent members of the board of directors for services provided in such capacity.

Deferred Compensation Arrangements

   As part of the recapitalization, the Company entered into deferred compensation arrangements with certain members of our senior management team. The arrangements expire on May 11, 2009, at which time we will pay the executives the entire deferred compensation amount regardless of their employment status at our company. If a sale of our company occurs prior to the expiration of the arrangements, the executives will receive the full benefit amount at that date. In connection with our May 2000 initial public offering, the executives received 50% of the benefit under these arrangements, and the remaining 50% will be paid on the first anniversary of the offering. The amount of deferred compensation as of July 1, 2000 was $0.3 million.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file reports of ownership (on Form 3) and periodic changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required to be filed, during the fiscal year ended July 1, 2000, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with.

              BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

   During the fiscal year ending July 1, 2000, our Board of Directors did not have a Compensation Committee. Consequently, the entire Board of Directors participated in deliberations concerning executive officer compensation. The Board of Directors established the general compensation policies for all employees and the specific compensation levels regarding salary and bonuses for certain executive officers and had responsibility for making awards under the Company's stock option plans. Effective in August 2000, the Board appointed a Compensation Committee which will henceforth be responsible for the review of, and recommendation to the Board regarding, our compensation policies and all forms of compensation to be provided to our executive officers.

   The Company's compensation program includes short and long-term incentives designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize shareholder value. The Board believes that executive officer compensation, including that of the Chief Executive Officer, should be significantly influenced by Company performance.

   The Company's compensation package for its executive officers consists of base salary and variable incentive compensation, consisting of two parts: a short-term cash bonus and long-term stock options. The variable portion of the compensation package is directly linked to Company performance. In setting total compensation, individual and Company performance are considered, as well as compensation survey data and other publicly available data of companies considered to be peers of the Company in the semiconductor industry.

   For the fiscal year ended July 1, 2000, the Board established a comprehensive annual salary plan and policy for the Company's senior executives. The salary plan was based upon industry and peer group data, as well as the past performance and expected future contributions of the individual executives. The Board also determined the base salary of the Chief Executive Officer based upon similar competitive compensation data and the Committee's assessment of their performance and its expectation as to their future contributions in leading the Company.

   The Company uses a system of "management by objectives" ("MBOs") to determine cash bonuses. Under the Company's bonus plan, all employees, including executive officers, are eligible to receive cash bonuses based upon a combination of (i) the Company achieving revenue and earnings objectives, (ii) the employee's business unit achieving its specific business and financial objectives, and (iii) the employee meeting specified performance objectives. Each employee has a maximum bonus, expressed in terms as a percentage of base salary, which is dependent upon his or her position within the Company. For the fiscal year ending July 1, 2000, the bonus plan provided for maximum bonuses ranging from 20% to 120% of base salary. The maximum bonus for the Chief Executive Officer was 120%. This was based on the above objectives, including financial performance of the Company during the previous fiscal year. Based upon achievement of the aforementioned criteria bonuses are determined and paid semi-annually. In addition to the MBO bonuses, discretionary bonuses may be determined and paid to certain senior managers and sales executives on a quarterly basis. The Board relied on the above data and its assessment of individual performance and achievement of business unit and Company results to objectives, and it exercises subjective judgment and discretion in light of this information and the Company's compensation policies described above to determine base salaries and bonuses.

   Beginning in May 1999, Mr. Hock E. Tan began serving as President and Chief Executive Officer of the Company. On May 11, 1999, the Company entered into an employment agreement with Hock E. Tan, as CEO and President with a base salary of $250,000 per year. In addition to his salary, Mr. Tan is eligible to earn an annual bonus of up to 120% of his base salary based upon the Company attaining certain performance targets established annually by the Board. Mr. Tan received a cash bonus $252,000 in fiscal year 2000 based upon the Company meeting the revenue and earnings objectives established by the Board.

   Stock options are granted to employees, including the Chief Executive Officer, primarily based upon the employee's ability to impact the Company's long-term growth and profitability. Options typically vest over four years and are exercisable at fair market value on the date of grant. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for management to create value for shareholders. The Board therefore views stock options as a critical component of its long-term, performance-based compensation philosophy. As with the determination of base salaries and bonuses, the Committee relies on data of companies in the semiconductor industry, its assessment of individual's, the business unit's and Company's performance and the stock options grants previously made, and exercises subjective judgment and discretion after careful consideration of this information and the Company's general policies. Executive officers may also participate, along with other Company employees, in the Company's 401(k) Plan, which includes Company matching contributions which are invested in the Company's Common Stock.

   To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Board considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Board's control, the Board intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Board may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility.

       Hock E. Tan      David Dominik
       Henry I. Boreen  Michael A. Krupka
       Prescott Ashe    John Howard

Stock Performance Chart

   The following Stock Performance Chart compares the Company's cumulative total shareholder return on its Common Stock for the period from May 23, 2000 (the date the Common Stock commenced trading on the Nasdaq National Market) to July 1, 2000 (the date the Company's 2000 fiscal year ended), with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and Philadelphia Semiconductor Index. The comparison assumes $100 was invested on May 23, 2000 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                           [STOCK PERFORMANCE CHART]

                            [GRAPH APPEARS HERE]

                                Cumulative Total Return*
                                ----------------------------------------------
                                  5/23/00         5/00             6/00

INTEGRATED CIRCUIT SYSTEMS, INC.   100.00         100.00          142.71
NASDAQ STOCK MARKET (U.S.)         100.00         107.41          126.26
PHILADELPHIA SEMICONDUCTOR         100.00         113.87          120.42

Security Ownership Of Certain Beneficial Owners And Management

   The following table sets forth certain information with respect to the approximate beneficial ownership of: (i) each class of its equity securities by each person who is known by the Company to own more than 5% of the Company's outstanding voting securities and (ii) each class of its equity securities by each of its directors and executive officers, each nominee for director, and all of the directors and executive officers as a group, in each case as of July 1, 2000. Unless otherwise noted, to our knowledge, each of the following shareholders has sole voting and investment power as to the shares shown:

                                                Shares Beneficially owned
                                                ------------------------------
                                                 Number of      Percentage of
      Name and Address                            Shares            Class
      ----------------                          --------------- --------------
Principal Shareholders:
Bain Capital Funds(1)..........................      27,285,793          42.5%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts 02116

Bear, Stearns & Co. Inc. ......................       9,095,265          14.2%
 245 Park Avenue
 New York, New York 10167

Intel Corporation..............................       6,170,073           9.6%
 2200 Mission College Boulevard
 Santa Clara, CA 95052

Directors and Executive Officers:
Henry I. Boreen................................       4,233,723           6.5%
Hock E. Tan(2).................................         935,686           1.4%
Justine F. Lien(3).............................         267,979             *
Lewis C. Eggebrecht(4).........................         380,790             *
David Dominik(5)...............................       7,220,995          11.2%
Michael A. Krupka(5)...........................       7,220,995          11.2%
Prescott Ashe(6)...............................       7,220,995          11.2%
John D. Howard(7)..............................       9,095,265          14.2%
Nam P. Suh.....................................              --            --
Directors and Executive Officers as a group
 (8 persons)...................................      22,134,438          34.2%

--------
  * Represents less than 1%.
(1) Includes shares of common stock owned by Bain Capital Fund VI, L.P. ("Fund VI"), BCIP Associates II ("BCIP II"), BCIP Trust Associates II ("BCIP Trust II"), BCIP Associates II-B ("BCIP II-B"), BCIP Trust Associates II-B ("BCIP Trust II-B"), BCIP Associates II-C ("BCIP II-C" and, collectively with BCIP II, BCIP Trust II, BCIP Trust II-B and BCIP II-B, the "BCIPs"), and PEP Investment PTY Ltd. ("PEP"). The BCIPs, PEP and Fund VI are collectively referred to as the "Bain Capital Funds."
(2) Includes 269,253 shares of common stock issuable upon exercise of options.
(3) Includes 115,498 shares of common stock issuable upon exercise of options.
(4) Includes 152,069 shares of common stock issuable upon exercise of options.

(5) Mr. Krupka is a Managing Director of Bain Capital, Inc., which is the managing general partner of each of the BCIPs and has voting and investment power with respect to the shares owned by PEP. In addition, (i) Messrs. Krupka and Dominik (or affiliated entities) are general partners of BCIP Trust II, BCIP Trust II-B, BCIP II and/or BCIP II-B, and (ii) Bain Investors VI is a general partner of BCIP II-C. Accordingly, each of Mr. Krupka and Mr. Dominik may be deemed to beneficially own some or all of the shares owned by the Bain Capital Funds. Each of Mr. Krupka and Mr. Dominik disclaims beneficial ownership of any such shares.
(6) Mr. Ashe (or an affiliated entity) is a principal of Bain Capital, Inc. and is a general partner of BCIP Trust II, BCIP Trust II-B, BCIP II and/or BCIP II-B. Accordingly, Mr. Ashe may be deemed to beneficially own some or all of the shares owned by BCIP II, BCIP II-B, BCIP Trust and BCIP Trust II-B. Mr. Ashe disclaims beneficial ownership of any shares.
(7) Mr. Howard is a Senior Managing Director of Bear, Stearns & Co. Inc. Accordingly, Mr. Howard may be deemed to beneficially own some or all of the shares owned by The Bear Stearns Companies Inc. Mr. Howard disclaims beneficial ownership of any such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Agreements

   In connection with the recapitalization, we entered into an advisory agreement with each of Bain Capital and Bear Stearns pursuant to which they agreed to provide financial advisory and consulting services. In exchange for such services, Bain Capital and Bear Stearns were entitled to an aggregate annual shareholder advisory fee of $1.0 million and their out-of-pocket expenses. During fiscal year 1999, we paid Bain Capital and Bear Stearns and its affiliates fees of $3.4 million and $4.9 million, respectively. Each advisory agreement was terminated by mutual consent of the parties in connection with the Company's initial public offering, and we used some of the proceeds of the offering to pay Bain Capital and Bear Stearns a fee of $2.0 million and $0.7 million, respectively. Each advisory agreement includes customary indemnification provisions in favor of each of Bain Capital and Bear Stearns. During to fiscal 2000, not including the fees paid in connection with the initial public offering, we paid Bain Capital and Bear Stearns $0.7 million and $0.2 million, respectively, pursuant to the advisory agreements.

Loans to Executive Officers

   On May 11, 1999, certain members of the management team entered into stock purchase agreements. In exchange for the purchase of Class A common shares and Class L common shares, the executives delivered to us a promissory note. The notes accrue interest at 8% per annum and mature on May 11, 2006. The executives may prepay the notes at any time, in full or in increments of $1,000. If the executives receive a bonus from us, the executives have the obligation to prepay their notes in an amount equal to 50% of the amount of such bonus, net of the amount of any customary withholding taxes and such amount paid to us. The total amount outstanding as of July 1, 2000 was $0.3 million, of which $0.2 million was owed by Mr. Tan.

Consulting Agreement

   On May 11, 1999, we entered into a consulting agreement with Henry Boreen, a board member, for consulting services. The agreement provides for us to pay Mr. Boreen $350,000 per year in monthly installments. The consulting agreement was terminated by mutual consent of the parties in connection with our May 2000 initial public offering, and proceeds of the initial public offering were used to pay Mr. Boreen a fee of $350,000.

Senior Subordinated Notes and Senior Credit Facility

   Sankaty High Yield Asset Partners, L.P., and Brant Point CBO 1999-1 Ltd., affiliates of Bain Capital, received a portion of the net proceeds of the Company's initial public offering from the redemption and repurchase of the senior subordinated notes. Great Point CLO 1999-1 Ltd., also an affiliate of Bain Capital, did receive a portion of the net proceeds of the offering from the repayment of some of our indebtedness under our senior credit facility.

Orders Placed with Affiliate of Major Shareholders

   Investment funds associated with Bain Capital are also shareholders of ChipPAC, Inc., one of our production vendors. Our orders to ChipPAC totaled approximately $3.5 million in fiscal 2000 and were on market terms.

                             SHAREHOLDER PROPOSALS

   In order for a nomination for the election of a director or any other proposal to be presented by any shareholder at the Company's 2001 Annual Meeting of Shareholders, notice of the nomination or other proposal, together with the additional information required by the Company's By-laws, must be delivered by the shareholder to the Secretary of the Company at its principal executive offices not less than 60 days and not more than 90 days before the date of the meeting and, in the case of a proposal, the proposal must be an appropriate subject for shareholder action under applicable law. If the Company announces the date of the 2001 Annual Meeting of Shareholders less than 70 days before the meeting, then the notice and other information concerning director nominations and shareholder proposals shall be required to be delivered by the shareholder to the Secretary of the Company no later than 10 days following the Company's announcement of the meeting date. In the event that the Company receives, within the time frame set forth above, notice of a shareholder proposal which is not included in the Company's proxy materials for the 2001 Annual Meeting of Shareholders, then so long as the Company includes in its proxy statement for that meeting advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC's rules governing shareholder proposals. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal executive offices not later than June 20, 2001.

                              INDEPENDENT AUDITORS

   The firm of PricewaterhouseCoopers LLP has been appointed as the Company's independent auditors for the fiscal year ending June 30, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and available to respond to appropriate questions.

                                 OTHER MATTERS

   Management knows of no matters other than those listed in the attached Notice of the Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment of such matters.

                                          By Order of the Board of Directors,

                                          /s/ Justine F. Lien

                                          Justine Lien
                                          Chief Financial Officer and
                                           Corporate Secretary

Norristown, Pennsylvania

October 18, 2000

                        INTEGRATED CIRCUIT SYSTEMS, INC.
                                      PROXY
                  Solicited on behalf of the Board of Directors

     The undersigned hereby appoints Hock E. Tan and Justine F. Lien, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Integrated Circuit Systems, Inc. to be held at 10:00 a.m. PST on November 15, 2000, and at any adjournment or postponement thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares.

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ITEMS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The Directors recommend a vote FOR items 1 and 2.

1. AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE NUMBER OF CLASSES ON THE BOARD OF DIRECTORS FROM TWO TO THREE:

     [_] FOR       [_] AGAINST         [_] ABSTAIN

2. ELECTION OF DIRECTORS TO CLASS III FOR A THREE-YEAR TERM: HOCK E. TAN, NAM P. SUH

     [_]  FOR all listed nominees

     [_]  WITHHOLD AUTHORITY to vote for all listed nominees

     [_]  LISTED NOMINEES except the following

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
     THE NAME OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
                     (Please date and sign on reverse side)


Note: If Proposal No. 1 is not approved, no directors will be elected at the Annual Meeting.

(Continued from other side)

PLEASE INDICATE WHETHER YOU WILL ATTEND THE ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER 15, 2000.

I [_] plan / [_] do not plan to attend the Annual Meeting.


     PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING. IF SIGNER IS A CORPORATION, PLEASE SIGN FULL NAME BY DULY AUTHORIZED OFFICER.

                                                 Dated:
                                                       -------------------------


                                                 -------------------------------
                                                 Signature


                                                 -------------------------------
                                                 (Shareholders Sign Here)

                             PLEASE RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE